Exhibit 99.1

FS Bancorp, Inc. Reports Second Quarter Net Income of $9.0 Million or $1.13 Per Diluted Share and Previously Announced Share Repurchase Plan and 3.8% Increase in its Quarterly Dividend

MOUNTLAKE TERRACE, WA – July 23, 2024 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank” or “1st Security Bank”) today reported 2024 second quarter net income of $9.0 million, or $1.13 per diluted share, compared to $9.1 million, or $1.16 per diluted share, for the comparable quarter one year ago. For the six months ended June 30, 2024, net income was $17.4 million, or $2.20 per diluted share, compared to net income of $17.3 million, or $2.19 per diluted share, for the comparable six-month period in 2023.

“I am pleased with our financial results for the second quarter, and I am excited about Matthew D. Mullet's recent well-deserved promotion to Bank President,” stated Joe Adams, CEO. “Matthew will make a great president and we are both thankful to our Board of Directors for increasing our forty-sixth consecutive quarterly cash dividend by $0.01 to $0.27 per common share and expanding our share repurchase plan, demonstrating our continued commitment to enhancing shareholder value.  The cash dividend will be paid on August 21, 2024, to shareholders of record as of August 7, 2024,” concluded Adams.

2024 Second Quarter Highlights

●	Net income was $9.0 million for the second quarter of 2024, compared to $8.4 million in the previous quarter, and $9.1 million for the comparable quarter one year ago;

●	Net interest margin (“NIM”) increased to 4.29% for the second quarter of 2024, compared to 4.26% in the previous quarter, and declined from 4.66% for the comparable quarter one year ago;

●

The Company repurchased 73,000 shares of its common stock in the second quarter of 2024 at an average price of $32.84 per share.  In addition, as previously announced, the Board approved a new share repurchase plan authorizing the repurchase of up to $5.0 million in shares of the Company's outstanding common stock;

●

Loans receivable, net increased $41.8 million, or 1.7%, to $2.46 billion at June 30, 2024, compared to $2.42 billion at March 31, 2024, and increased $114.8 million, or 4.9%, from $2.34 billion at June 30, 2023;

●

Consumer loans, of which 87.8% are home improvement loans, decreased $4.4 million, or 0.7%, to $641.7 million at June 30, 2024, compared to $646.1 million in the previous quarter, and increased $7.8 million, or 1.2%, from $633.9 million in the comparable quarter one year ago. Yields on consumer loans improved 19 basis points to 7.41% from 7.22% at the end of the first quarter 2024. During the three months ended June 30, 2024, consumer loan originations included 79.8% of home improvement loans originated with a Fair Isaac Corporation (“FICO”) score above 720 and 86.0% of home improvement loans with a UCC-2 security filing;

●

The allowance for credit losses on loans (“ACLL”) was $31.2 million, or 1.26% of gross loans receivable at June 30, 2024, compared to $31.5 million, or 1.29% at March 31, 2024, and $30.4 million, or 1.28% at June 30, 2023;

●

Total deposits decreased $82.5 million, or 3.3%, to $2.38 billion at June 30, 2024, primarily due to a reduction in brokered deposits compared to $2.47 billion at March 31, 2024 and increased $17.5 million, or 0.7%, from $2.37 billion at June 30, 2023.  Noninterest-bearing deposits were $623.3 million at June 30, 2024, $646.9 million at March 31, 2024, and down from $675.2 million at June 30, 2023;

●

Book value per share increased $1.09 to $37.15 at June 30, 2024, compared to $$36.06 at March 31, 2024, and increased $4.44 from $32.71 at June 30, 2023.  Tangible book value per share (non-GAAP financial measure) increased $1.19 to $34.66 at June 30, 2024, compared to $33.47 at March 31, 2024, and increased $4.95 from $29.71 at June 30, 2023. See, “Non-GAAP Financial Measures.”

FS Bancorp Q2 Earnings
July 23, 2024

●

Segment reporting in the second quarter of 2024 reflected net income of $8.0 million for the Commercial and Consumer Banking segment and $1.0 million for the Home Lending segment, compared to net income of $8.2 million and $246,000 in the prior quarter, and net income of $9.1 million and $55,000 in the second quarter of 2023, respectively;

●

The percentage of available unencumbered cash and secured borrowing capacity at the Federal Home Loan Bank (“FHLB”) and the Federal Reserve Bank to uninsured deposits was 191% at June 30, 2024, compared to 223% in the prior quarter. The average deposit size per FDIC-insured account at the Bank was $32,000 and $33,000 for June 30, 2024 and March 31, 2024, respectively; and

●

Regulatory capital ratios at the Bank were 13.9% for total risk-based capital and 10.9% for Tier 1 leverage capital at June 30, 2024, compared to 13.7% for total risk-based capital and 10.6% for Tier 1 leverage capital at March 31, 2024.

Segment Reporting

The Company reports two segments: Commercial and Consumer Banking and Home Lending. The Commercial and Consumer Banking segment provides diversified financial products and services to our commercial and consumer customers. These products and services include deposit products; residential, consumer, business and commercial real estate lending portfolios and cash management services. This segment is also responsible for the management of the investment portfolio and other assets of the Bank. The Home Lending segment originates one-to-four-family residential mortgage loans primarily for sale in the secondary markets as well as loans held for investment.

The Company reflected the sale of servicing rights in the first quarter of 2024 as a gain to the Commercial and Consumer Bank segment to offset the realized loss on sale of investment securities and will allocate the gain on a straight-line basis over four years as intercompany income from the Commercial and Consumer Banking segment to the Home Lending segment.

The tables below provide a summary of segment reporting at or for the three and six months ended June 30, 2024 and 2023 (dollars in thousands):

	At or For the Three Months Ended June 30, 2024
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$28,051	$2,350	$30,401
(Provision for) recovery of credit losses	(1,214)	137	(1,077)
Noninterest income (2)	2,269	3,599	5,868
Noninterest expense (3)	(19,043)	(4,814)	(23,857)
Income before provision for income taxes	10,063	1,272	11,335
Provision for income taxes	(2,113)	(263)	(2,376)
Net income	$7,950	$1,009	$8,959
Total average assets for period ended	$2,359,741	$588,090	$2,947,831
Full-time employees ("FTEs")	450	121	571

FS Bancorp Q2 Earnings
July 23, 2024

	At or For the Three Months Ended June 30, 2023
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$28,269	$3,283	$31,552
Provision for credit losses	(629)	(87)	(716)
Noninterest income (2)	2,706	2,127	4,833
Noninterest expense (3)	(18,950)	(5,254)	(24,204)
Income before provision for income taxes	11,396	69	11,465
Provision for income taxes	(2,335)	(14)	(2,349)
Net income	$9,061	$55	$9,116
Total average assets for period ended	$2,313,228	$528,662	$2,841,890
FTEs	444	137	581

	At or For the Six Months Ended June 30, 2024
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$56,137	$4,610	$60,747
Provision for credit losses	(2,465)	(11)	(2,476)
Noninterest income (2)	4,662	6,317	10,979
Noninterest expense (3)	(38,051)	(9,335)	(47,386)
Income before provision for income taxes	20,283	1,581	21,864
Provision for income taxes	(4,182)	(326)	(4,508)
Net income	$16,101	$1,255	$17,356
Total average assets for period ended	$2,380,803	$572,386	$2,953,189
FTEs	450	121	571

	At or For the Six Months Ended June 30, 2023
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$55,769	$6,445	$62,214
Provision for credit losses	(2,118)	(706)	(2,824)
Noninterest income (2)	5,086	4,966	10,052
Noninterest expense (3)	(37,560)	(10,168)	(47,728)
Income before provision for income taxes	21,177	537	21,714
Provision for income taxes	(4,278)	(108)	(4,386)
Net income	$16,899	$429	$17,328
Total average assets for period ended	$2,281,815	$510,419	$2,792,234
FTEs	444	137	581

__________________________

FS Bancorp Q2 Earnings
July 23, 2024

(1)

Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to the other segment. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of assigned liabilities to fund segment assets.

(2)

Noninterest income includes activity from certain residential mortgage loans that were initially originated for sale and measured at fair value, and subsequently transferred to loans held for investment. Gains and losses from changes in fair value for these loans are reported in earnings as a component of noninterest income. For the three and six months ended June 30, 2024, the Company recorded net increases in fair value of $184,000 and $186,000, respectively, as compared to a net decrease in fair value of $520,000 and a net increase in fair value of $57,000 for the three and six months ended June 30, 2023. As of June 30, 2024 and 2023, there were $13.9 million and $14.3 million, respectively, in residential mortgage loans recorded at fair value as they were previously transferred from loans held for sale to loans held for investment.

(3)

Noninterest expense includes allocated overhead expense from general corporate activities. Allocation is determined based on a combination of segment assets and FTEs.  For the three and six months ended June 30, 2024 and 2023, the Home Lending segment included allocated overhead expenses of $1.5 million and $3.0 million, compared to $1.6 million and $3.2 million, respectively.

Asset Summary

Total assets decreased $28.3 million, or 1.0%, to $2.94 billion at June 30, 2024, compared to $2.97 billion at March 31, 2024, and increased $35.8 million, or 1.2%, from $2.91 billion at June 30, 2023.  The decrease in total assets at June 30, 2024, compared to March 31, 2024, included decreases of $58.5 million in securities available-for-sale, $12.4 million in total cash and cash equivalents, and $10.5 million in certificates of deposit (“CDs”) at other financial institutions, partially offset by increases of $41.8 million in loans receivable, net, $7.4 million in FHLB stock, $3.9 million in loans held for sale (“HFS”), and $2.0 million in other assets.  The increase compared to June 30, 2023, was primarily due to increases in loans receivable, net of $114.8 million, loans HFS of $37.1 million, FHLB stock of $3.8 million, and interest receivable of $1.5 million. These increases were partially offset by decreases in total cash and cash equivalents of $99.1 million, securities available-for-sale of $4.7 million, core deposit intangible, net of $3.8 million, certificates of deposit at other financial institutions of $2.0 million, operating lease right-of-use of $1.7 million, premises and equipment of $1.3 million, and deferred tax asset, net of $1.2 million.

LOAN PORTFOLIO
(Dollars in thousands)	June 30, 2024		March 31, 2024		June 30, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$359,404	14.4%	$359,055	14.7%	$343,008	14.4%
Construction and development	274,209	11.0	301,346	12.3	312,093	13.2
Home equity	73,749	3.0	73,323	3.0	62,304	2.6
One-to-four-family (excludes HFS)	588,966	23.7	580,050	23.7	521,734	22.0
Multi-family	239,675	9.6	222,410	9.1	231,675	9.8
Total real estate loans	1,536,003	61.7	1,536,184	62.8	1,470,814	62.0

CONSUMER LOANS
Indirect home improvement	563,621	22.7	568,802	23.2	557,818	23.5
Marine	74,627	3.0	73,921	3.0	72,484	3.0
Other consumer	3,440	0.1	3,409	0.1	3,606	0.2
Total consumer loans	641,688	25.8	646,132	26.3	633,908	26.7

COMMERCIAL BUSINESS LOANS
Commercial and industrial ("C&I")	285,183	11.5	256,429	10.6	237,403	10.0
Warehouse lending	25,548	1.0	8,113	0.3	30,649	1.3
Total commercial business loans	310,731	12.5	264,542	10.9	268,052	11.3
Total loans receivable, gross	2,488,422	100.0%	2,446,858	100.0%	2,372,774	100.0%

Allowance for credit losses on loans	(31,238)		(31,479)		(30,350)
Total loans receivable, net	$2,457,184		$2,415,379		$2,342,424

FS Bancorp Q2 Earnings
July 23, 2024

Loans receivable, net increased $41.8 million to $2.46 billion at June 30, 2024, from $2.42 billion at March 31, 2024, and increased $114.8 million from $2.34 billion at June 30, 2023. While total real estate loans remained virtually unchanged at $1.54 billion at June 30, 2024, compared to March 31, 2024, there were shifts within the portfolio.  These included a $27.1 million decrease in construction and development loans, partially offset by a $17.3 million increase in multi-family loans which resulted from construction loans converting to permanent, and an $8.9 million increase in one-to-four-family loans (excludes HFS) primarily from new loan originations. Commercial business loans increased $46.2 million to $310.7 million at June 30, 2024, compared to $264.5 million at March 31, 2024, resulting from increases of $28.8 million in C&I loans and $17.4 million in warehouse lending.  Consumer loans decreased $4.4 million to $641.7 million at June 30, 2024, compared to March 31, 2024, resulting from a $5.2 million decrease in indirect home improvement loans, partially offset by an increase of $706,000 in marine loans.

A breakdown of CRE loans at the dates indicated were as follows:

(Dollars in thousands)
	June 30, 2024	March 31, 2024	June 30, 2023
CRE by Type:	Amount	Amount	Amount
Agriculture	$3,639	$3,744	$3,946
CRE Non-owner occupied:
Office	41,381	41,625	41,822
Retail	37,507	38,712	38,310
Hospitality/restaurant	28,314	24,751	25,430
Self storage	19,141	21,383	21,283
Mixed use	18,062	19,186	16,441
Industrial	17,163	17,475	17,571
Senior housing/assisted living	7,675	8,446	8,572
Other (1)	6,847	6,785	11,149
Land	3,021	3,151	1,531
Education/worship	2,571	2,595	2,669
Total CRE non-owner occupied	181,682	184,109	184,778
CRE owner occupied:
Industrial	63,969	63,683	57,644
Office	41,978	41,652	32,513
Retail	20,885	21,836	21,457
Hospitality/restaurant	10,800	10,933	14,306
Other (2)	8,354	8,438	6,351
Car wash	9,607	7,713	7,858
Automobile related	8,200	7,479	9,870
Education/worship	4,610	4,604	1,315
Mixed use	5,680	4,864	2,970
Total CRE owner occupied	174,083	171,202	154,284
Total	$359,404	$359,055	$343,008

__________________________________

(1)

Primarily includes loans secured by mobile home parks totaling $782,000, $789,000, and $2.4 million, RV parks totaling $692,000, $696,000, and $706,000, automobile-related collateral totaling $599,000, $604,000, and $0, and other collateral totaling $4.7 million, $4.7 million, and $8.0 million, at June 30, 2024, March 31, 2024, and June 30, 2023, respectively.

(2)

Primarily includes loans secured by gas stations totaling $1.6 million, $1.7 million and $1.7 million, non-profit organization totaling $908,000, $915,000 and $969,000, and other collateral totaling $5.1 million, $5.8 million and $6.4 million, at June 30, 2024, March 31, 2024, and June 30, 2023, respectively.

FS Bancorp Q2 Earnings
July 23, 2024

The following tables includes CRE loans repricing or maturing within the next two years, excluding loans that reprice simultaneously with changes to the prime rate:

(Dollars in thousands)	For the Quarter Ended									Current
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,		Weighted
CRE by type:	2024	2024	2025	2025	2025	2025	2026	2026	Total	Average Rate
Agriculture	$810	$116	$—	$424	$—	$326	$181	$260	$2,117	6.63%
Apartment	4,496	30,696	1,753	4,740	1,832	10,127	3,006	14,566	71,216	4.27%
Auto related	—	—	—	2,106	—	—	—	—	2,106	4.18%
Hotel / hospitality	139	—	585	1,223	1,347	—	120	1,327	4,741	4.40%
Industrial	—	—	903	590	—	10,477	2,197	174	14,341	4.41%
Mixed use	—	801	1,763	3,500	253	320	—	—	6,637	4.99%
Office	10,739	4,741	1,019	—	4,254	999	532	1,679	23,963	4.95%
Other	—	1,220	—	117	1,256	249	3,479	—	6,321	4.90%
Retail	—	1,279	2,023	—	676	—	479	3,308	7,765	4.22%
Senior housing and assisted living	—	—	—	—	—	—	2,199	—	2,199	4.75%
Total	$16,184	$38,853	$8,046	$12,700	$9,618	$22,498	$12,193	$21,314	$141,406	4.51%

A breakdown of construction loans at the dates indicated were as follows:

(Dollars in thousands)
	June 30, 2024		March 31, 2024
Construction Types:	Amount	Percent	Amount	Percent
Commercial construction - retail	$8,698	3.2%	$8,290	2.8%
Commercial construction - office	4,737	1.7	4,737	1.6
Commercial construction - self storage	10,000	3.6	10,000	3.3
Commercial construction - car wash	7,807	2.8	7,807	2.6
Multi-family	30,960	11.3	53,288	17.7
Custom construction - single family residential and single family manufactured residential	46,107	16.8	50,674	16.8
Custom construction - land, lot and acquisition and development	7,310	2.7	6,455	2.1
Speculative residential construction - vertical	131,293	47.9	134,047	44.5
Speculative residential construction - land, lot and acquisition and development	27,297	10.0	26,048	8.6
Total	$274,209	100.0%	$301,346	100.0%

(Dollars in thousands)
	June 30, 2024		June 30, 2023
Construction Types:	Amount	Percent	Amount	Percent
Commercial construction - retail	$8,698	3.2%	$7,340	2.4%
Commercial construction - office	4,737	1.7	4,195	1.3
Commercial construction - self storage	10,000	3.6	10,962	3.5
Commercial construction - car wash	7,807	2.8	6,812	2.2
Multi-family	30,960	11.3	61,071	19.6
Custom construction - single family residential and single family manufactured residential	46,107	16.8	42,487	13.6
Custom construction - land, lot and acquisition and development	7,310	2.7	6,395	2.0
Speculative residential construction - vertical	131,293	47.9	135,351	43.4
Speculative residential construction - land, lot and acquisition and development	27,297	10.0	37,480	12.0
Total	$274,209	100.0%	$312,093	100.0%

FS Bancorp Q2 Earnings
July 23, 2024

Originations of one-to-four-family loans to purchase and refinance a home for the periods indicated were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended
	June 30, 2024		March 31, 2024
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$193,715	92.3%	$135,577	88.1%	$58,138	42.9%
Refinance	16,173	7.7	18,371	11.9	(2,198)	(11.9)
Total	$209,888	100.0%	$153,948	100.0%	$55,940	36.3%

(Dollars in thousands)	For the Three Months Ended June 30,
	2024		2023
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$193,715	92.3%	$145,377	91.2%	$48,338	33.3%
Refinance	16,173	7.7	14,099	8.8	2,074	14.7
Total	$209,888	100.0%	$159,476	100.0%	$50,412	31.6%

(Dollars in thousands)	For the Six Months Ended June 30,
	2024		2023
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$329,292	90.5%	$247,866	91.6%	$81,426	32.9%
Refinance	34,545	9.5	22,634	8.4	11,911	52.6
Total	$363,837	100.0%	$270,500	100.0%	$93,337	34.5%

During the quarter ended June 30, 2024, the Company sold $164.5 million of one-to-four-family loans compared to $93.9 million during the previous quarter and $127.0 million during the same quarter one year ago. Gross margins on home loan sales decreased to 2.96% for the quarter ended June 30, 2024, compared to 3.43% in the previous quarter and from 3.07% in the same quarter one year ago. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated were as follows:

(Dollars in thousands)
	June 30, 2024		March 31, 2024
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$613,137	25.7%	$618,526	25.1%	$(5,389)	(0.9)%
Interest-bearing checking	166,839	7.0	188,050	7.6	(21,211)	(11.3)
Escrow accounts related to mortgages serviced (1)	10,212	0.4	28,373	1.2	(18,161)	(64.0)
Subtotal	790,188	33.1	834,949	33.9	(44,761)	(5.4)
Savings	151,398	6.4	153,025	6.2	(1,627)	(1.1)
Money market (2)	343,995	14.4	364,944	14.8	(20,949)	(5.7)
Subtotal	495,393	20.8	517,969	21.0	(22,576)	(4.4)
Certificates of deposit less than $100,000 (3)	530,537	22.3	579,153	23.5	(48,616)	(8.4)
Certificates of deposit of $100,000 through $250,000	427,893	18.0	424,463	17.2	3,430	0.8
Certificates of deposit greater than $250,000	138,792	5.8	108,763	4.4	30,029	27.6
Subtotal	1,097,222	46.1	1,112,379	45.1	(15,157)	(1.4)
Total	$2,382,803	100.0%	$2,465,297	100.0%	$(82,494)	(3.3)%

FS Bancorp Q2 Earnings
July 23, 2024

(Dollars in thousands)
	June 30, 2024		June 30, 2023
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$613,137	25.7%	$658,440	27.9%	$(45,303)	(6.9)%
Interest-bearing checking	166,839	7.0	183,012	7.7	(16,173)	(8.8)
Escrow accounts related to mortgages serviced (1)	10,212	0.4	16,772	0.7	(6,560)	(39.1)
Subtotal	790,188	33.1	858,224	36.3	(68,036)	(7.9)
Savings	151,398	6.4	169,013	7.2	(17,615)	(10.4)
Money market (2)	343,995	14.4	419,308	17.7	(75,313)	(18.0)
Subtotal	495,393	20.8	588,321	24.9	(92,928)	(15.8)
Certificates of deposit less than $100,000 (3)	530,537	22.3	473,026	20.0	57,511	12.2
Certificates of deposit of $100,000 through $250,000	427,893	18.0	358,238	15.1	69,655	19.4
Certificates of deposit greater than $250,000	138,792	5.8	87,499	3.7	51,293	58.6
Subtotal	1,097,222	46.1	918,763	38.8	178,459	19.4
Total	$2,382,803	100.0%	$2,365,308	100.0%	$17,495	0.7%

(1)	Noninterest-bearing accounts.
(2)	Includes $4.0 million, $8.0 million and $51,000 of brokered deposits at June 30, 2024, March 31, 2024 and June 30, 2023, respectively.
(3)	Includes $261.0 million, $331.3 million, and $295.7 million of brokered deposits at June 30, 2024, March 31, 2024 and June 30, 2023, respectively.

At June 30, 2024, CDs, which include retail and non-retail CDs, totaled $1.10 billion, compared to $1.11 billion at March 31, 2024 and $918.8 million at June 30, 2023, with non-retail CDs representing 24.9%, 31.0% and 33.7% of total CDs at such dates, respectively. At June 30, 2024, non-retail CDs, which include brokered CDs, online CDs and public funds CDs, decreased $71.2 million to $273.4 million, compared to $344.5 million at March 31, 2024, primarily due to a decrease of $70.3 million in brokered CDs. Non-retail CDs totaled $273.4 million at June 30, 2024, compared to $310.0 million at June 30, 2023.

At June 30, 2024, the Bank had uninsured deposits of approximately $586.6 million, compared to approximately $614.1 million at March 31, 2024, and $587.6 million at June 30, 2023.  The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

At June 30, 2024, borrowings increased $52.0 million to $181.9 million at June 30, 2024, from $129.9 million at March 31, 2024, and decreased $18.0 million from $199.9 million at June 30, 2023. These borrowings were comprised of FHLB advances of $154.9 million, and overnight borrowings of $27.0 million.

Total stockholders’ equity increased $6.1 million to $284.0 million at June 30, 2024, from $277.9 million at March 31, 2024, and increased $34.1 million, from $249.9 million at June 30, 2023. The increase in stockholders’ equity at June 30, 2024, compared to March 31, 2024, reflects net income of $9.0 million, partially offset by cash dividends paid of $2.0 million and share repurchases of $2.4 million. In addition, stockholders’ equity was positively impacted by decreases in unrealized net losses on securities available for sale of $666,000, net of tax, and unrealized net gains on fair value and cash flow hedges of $216,000, net of tax, reflecting sales of investment securities and changes in market interest rates during the quarter, resulting in a $882,000 improvement in accumulated other comprehensive loss. Book value per common share was $37.15 at June 30, 2024, compared to $36.06 at March 31, 2024, and $32.71 at June 30, 2023.

FS Bancorp Q2 Earnings
July 23, 2024

The Bank is considered well capitalized under the capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) with a total risk-based capital ratio of 13.9%, a Tier 1 leverage capital ratio of 10.9%, and a common equity Tier 1 (“CET1”) capital ratio of 12.6% at June 30, 2024.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 14.1%, a Tier 1 leverage capital ratio of 9.5%, and a CET1 ratio of 10.9% at June 30, 2024.

Credit Quality

The ACLL was $31.2 million, or 1.26% of gross loans receivable (excluding loans HFS) at June 30, 2024, compared to $31.5 million, or 1.29% of gross loans receivable (excluding loans HFS), at March 31, 2024, and $30.4 million, or 1.28% of gross loans receivable (excluding loans HFS), at June 30, 2023. The $241,000 decrease in the ACLL at June 30, 2024, compared to the prior quarter was primarily due to a decline in nonperforming loans resulting from charge-offs of principal balances previously reserved for in the ACLL.  The year-over-year increase of $888,000 in the ACLL was primarily due to organic loan growth, increases in nonperforming loans and net charge-offs. The allowance for credit losses on unfunded loan commitments increased $77,000 to $1.6 million at June 30, 2024, compared to $1.5 million at March 31, 2024, and decreased $361,000 from $1.9 million at June 30, 2023. These changes period over period were attributable to fluctuations in unfunded construction loan commitments in these time frames.

Nonperforming loans decreased $700,000 to $11.4 million at June 30, 2024, compared to $12.1 million at March 31, 2024, and increased $2.1 million from $9.3 million at June 30, 2023. The decrease in nonperforming loans during the quarter was primarily due to decreases in nonperforming C&I loans of $766,000 and marine loans of $58,000, partially offset by an increase of $124,000 in indirect home improvement loans. The decrease in C&I loans during the quarter was primarily the result of C&I loan charge-offs of $733,000, which included a partial charge off of $380,000 on a nonperforming Small Business Administration (“SBA”) loan that is partially guaranteed. The increase in nonperforming loans compared to the same quarter the prior year was primarily due to increases in nonperforming construction and development loans of $4.7 million, indirect home improvement loans of $486,000, and home equity loans of $106,000, partially offset by decreases in nonperforming C&I loans of $3.1 million and marine loans of $144,000.

Loans classified as substandard decreased $663,000 to $24.3 million at June 30, 2024, compared to $24.9 million at March 31, 2024, and increased $7.9 million from $16.4 million at June 30, 2023.  The decrease in substandard loans compared to the prior quarter was primarily due to a decrease of $637,000 in C&I loans.  The increase in substandard loans compared to the prior year was primarily due to increases of $4.7 million in construction and development loans, $2.0 million in CRE loans, $722,000 in one-to-four family loans, and $486,000 in indirect home improvement loans. There were no other real estate owned (“OREO”) properties at both June 30, 2024 and March 31, 2024, compared to one OREO property (a closed branch in Centralia, Washington) in the amount of $570,000 at June 30, 2023.

Operating Results

Net interest income decreased $1.2 million to $30.4 million for the three months ended June 30, 2024, from $31.6 million for the three months ended June 30, 2023, due to an increase in interest expense on deposits and borrowings, partially offset by an increase in interest and dividend income. Total interest income for the three months ended June 30, 2024, increased $5.1 million compared to the same period last year, primarily due to an increase of $4.2 million in interest income on loans receivable, including fees, primarily as a result of new loans being originated at higher rates and variable rate loans repricing higher. Total interest expense for the three months ended June 30, 2024, increased $6.2 million compared to the same period last year, primarily as a result of higher market interest rates, higher utilization of borrowings and a shift in deposit mix from transactional accounts to higher cost CDs.

For the six months ended June 30, 2024, net interest income decreased $1.5 million to $60.7 million, from $62.2 million for the six months ended  June 30, 2023, for the same reason as for the three-month comparison described above, with an increase in interest income of $11.3 million and an increase in interest expense of $12.8 million.

FS Bancorp Q2 Earnings
July 23, 2024

NIM (annualized) decreased 37 basis points to 4.29% for the three months ended June 30, 2024, from 4.66% for the same period in the prior year, and decreased 41 basis points from 4.68% to 4.27% for the six months ended  June 30, 2024.  The change in NIM for the three and six months ended June 30, 2024 compared to the same period in 2023, reflects the increased costs of deposits and borrowings, which outpaced the increased yields earned on interest-earning assets.

The average total cost of funds, including noninterest-bearing checking, increased 90 basis points to 2.38% for the three months ended June 30, 2024, from 1.48% for the three months ended June 30, 2023. This increase was predominantly due to higher market rates for deposits and increased utilization of higher cost borrowings. The average cost of funds increased 90 basis points to 2.30% for the six months ended June 30, 2024, from 1.40% for the six months ended June 30, 2023, also reflecting increases in market interest rates over last year and increased utilization of borrowings. Management remains focused on matching deposit/liability duration with the duration of loans/assets where feasible.

For the three and six months ended June 30, 2024, the provision for credit losses on loans was $1.1 million and $2.5 million, compared to $1.1 million and $3.4 million for the three and six months ended June 30, 2023. The provision for credit losses on loans reflects an increase in the loan portfolio, as well as an increase in nonperforming loans and higher net charge-offs during the periods.

During the three months ended June 30, 2024, net charge-offs totaled $1.2 million, compared to $651,000 for the same period last year.  This increase was the result of increased net charge-offs of $648,000 in C&I loans and $42,000 in indirect home improvement loans, partially offset by a net recovery of $105,000 in marine loans. Net charge-offs totaled $2.7 million during the six months ended June 30, 2024, compared to $1.1 million during the six months ended June 30, 2023.  This increase included $1.1 million in C&I charge offs, along with net charge-off increases of $482,000 in indirect home improvement loans, $65,000 in other consumer loans and $64,000 in marine loans. Management attributes the increase in net charge-offs over the year primarily to volatile economic conditions.

Noninterest income increased $1.0 million to $5.9 million for the three months ended June 30, 2024, from $4.8 million for the three months ended June 30, 2023. The increase reflects a $736,000 increase in other noninterest income, primarily due to fair value changes on loans, a $516,000 increase in gain on sale of loans, primarily as a result of the increased volume of loans sold, and a $151,000 increase in gain on sale of investment securities, partially offset by a $383,000 decrease in service charges and fee income.  Noninterest income increased $927,000, to $11.0 million, for the six months ended June 30, 2024, from $10.1 million for the six months ended June 30, 2023.  This increase was primarily the result of an $8.2 million gain on sale of MSRs recorded during the first six months of 2024 with no similar transaction occurring in the comparable six month period in 2023, and an $878,000 increase in gain on sale of loans, partially offset by a $7.8 million loss on sale of investment securities resulting from management's strategic decision to increase the yields earned on and reduce the duration of the securities portfolio, and a $439,000 decrease in service charges and fee income.

Noninterest expense decreased $347,000 to $23.9 million for the three months ended June 30, 2024, from $24.2 million for the three months ended June 30, 2023. The decrease in noninterest expense was primarily due to decreases of $390,000 in loan costs, $141,000 in FDIC insurance, $135,000 in salaries and benefits, $124,000 in operations, and $104,000 in amortization of core deposit intangible (“CDI”), partially offset by increases of $375,000 in data processing, $231,000 in professional and board fees, and $107,000 in occupancy expense. Noninterest expense decreased $342,000 to $47.4 million for the six months ended June 30, 2024, from $47.7 million for the six months ended June 30, 2023.  Decreases during the six-month period ended June 30, 2024, as compared to the same period last year included $1.6 million in acquisition costs, $442,000 in salaries and benefits, and $275,000 in loan costs, partially offset by increases of $765,000 in data processing, $476,000 in professional and board fees, $378,000 in amortization of CDI, $292,000 in occupancy, and $192,000 in operations.

FS Bancorp Q2 Earnings
July 23, 2024

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank offers a range of loan and deposit services primarily to small- and middle-market businesses and individuals in Washington and Oregon.  It operates through 27 bank branches, one headquarters office that provides loans and deposit services, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in Vancouver, Washington. Additionally, the Bank services home mortgage customers across the Northwest, focusing on markets in Washington State including the Puget Sound, Tri-Cities, and Vancouver.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels; labor shortages, the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the past increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown;  increased competitive pressures, changes in the interest rate environment, adverse changes in the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; challenges arising from expanding into new geographic markets, products, or services; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; volatility in the mortgage industry; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; environmental, social and governance goals; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with or furnished to the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FS Bancorp Q2 Earnings
July 23, 2024

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Prior Year
	June 30,	March 31,	June 30,	Quarter	Quarter
	2024	2024	2023	% Change	% Change
ASSETS
Cash and due from banks	$20,005	$17,149	$17,573	17	14
Interest-bearing deposits at other financial institutions	13,006	28,257	114,526	(54)	(89)
Total cash and cash equivalents	33,011	45,406	132,099	(27)	(75)
Certificates of deposit at other financial institutions	12,707	23,222	14,747	(45)	(14)
Securities available-for-sale, at fair value	221,182	279,643	225,869	(21)	(2)
Securities held-to-maturity, net	8,455	8,455	8,469	—	—
Loans held for sale, at fair value	53,811	49,957	16,714	8	222
Loans receivable, net	2,457,184	2,415,379	2,342,424	2	5
Accrued interest receivable	13,792	14,455	12,244	(5)	13
Premises and equipment, net	29,999	30,326	31,293	(1)	(4)
Operating lease right-of-use	5,784	6,202	7,458	(7)	(22)
Federal Home Loan Bank stock, at cost	10,322	2,909	6,555	255	57
Other real estate owned	—	—	570	—	(100)
Deferred tax asset, net	4,590	4,832	5,784	(5)	(21)
Bank owned life insurance (“BOLI”), net	38,201	37,958	37,247	1	3
MSRs, held at the lower of cost or fair value	9,352	9,009	17,627	4	(47)
Goodwill	3,592	3,592	3,592	—	—
Core deposit intangible, net	15,483	16,402	19,325	(6)	(20)
Other assets	23,912	21,958	23,604	9	1
TOTAL ASSETS	$2,941,377	$2,969,705	$2,905,621	(1)	1
LIABILITIES
Deposits:
Noninterest-bearing accounts	$623,349	$646,899	$675,211	(4)	(8)
Interest-bearing accounts	1,759,454	1,818,398	1,690,097	(3)	4
Total deposits	2,382,803	2,465,297	2,365,308	(3)	1
Borrowings	181,895	129,940	199,896	40	(9)
Subordinated notes:
Principal amount	50,000	50,000	50,000	—	—
Unamortized debt issuance costs	(439)	(456)	(506)	(4)	(13)
Total subordinated notes less unamortized debt issuance costs	49,561	49,544	49,494	—	—
Operating lease liability	5,979	6,410	7,690	(7)	(22)
Other liabilities	37,113	40,582	33,300	(9)	11
Total liabilities	2,657,351	2,691,773	2,655,688	(1)	—
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 7,742,607 shares issued and outstanding at June 30, 2024, 7,805,795 at March 31, 2024, and 7,753,607 at June 30, 2023	77	78	77	(1)	—
Additional paid-in capital	55,834	57,552	56,781	(3)	(2)
Retained earnings	243,651	236,720	215,519	3	13
Accumulated other comprehensive loss, net of tax	(15,536)	(16,418)	(22,444)	(5)	(31)
Total stockholders’ equity	284,026	277,932	249,933	2	14
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,941,377	$2,969,705	$2,905,621	(1)	1

FS Bancorp Q2 Earnings
July 23, 2024

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Linked	Prior Year
	June 30,	March 31,	June 30,	Quarter	Quarter
	2024	2024	2023	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$42,406	$40,997	$38,216	3	11
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	3,534	3,883	2,651	(9)	33
Total interest and dividend income	45,940	44,880	40,867	2	12
INTEREST EXPENSE
Deposits	13,252	12,882	7,610	3	74
Borrowings	1,801	1,167	1,219	54	48
Subordinated notes	486	485	486	—	—
Total interest expense	15,539	14,534	9,315	7	67
NET INTEREST INCOME	30,401	30,346	31,552	—	(4)
PROVISION FOR CREDIT LOSSES	1,077	1,399	716	(23)	50
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	29,324	28,947	30,836	1	(5)
NONINTEREST INCOME
Service charges and fee income	2,479	2,552	2,862	(3)	(13)
Gain on sale of loans	2,463	1,838	1,947	34	27
Gain on sale of MSRs	—	8,215	—	(100)	NM
Gain (loss) on sale of investment securities, net	151	(7,998)	—	NM	NM
Earnings on cash surrender value of BOLI	242	240	227	1	7
Other noninterest income	533	264	(203)	102	NM
Total noninterest income	5,868	5,111	4,833	15	21
NONINTEREST EXPENSE
Salaries and benefits	13,378	13,557	13,513	(1)	(1)
Operations	3,519	3,008	3,643	17	(3)
Occupancy	1,669	1,705	1,562	(2)	7
Data processing	2,058	1,958	1,683	5	22
Loan costs	653	585	1,043	12	(37)
Professional and board fees	888	923	657	(4)	35
FDIC insurance	450	532	591	(15)	(24)
Marketing and advertising	377	227	430	66	(12)
Acquisition costs	—	—	61	NM	(100)
Amortization of core deposit intangible	919	941	1,023	(2)	(10)
(Recovery) impairment of servicing rights	(54)	93	(2)	(158)	2,600
Total noninterest expense	23,857	23,529	24,204	1	(1)
INCOME BEFORE PROVISION FOR INCOME TAXES	11,335	10,529	11,465	8	(1)
PROVISION FOR INCOME TAXES	2,376	2,132	2,349	11	1
NET INCOME	$8,959	$8,397	$9,116	7	(2)
Basic earnings per share	$1.15	$1.07	$1.17	7	(2)
Diluted earnings per share	$1.13	$1.06	$1.16	7	(3)

FS Bancorp Q2 Earnings
July 23, 2024

	Six Months Ended		Year
	June 30,	June 30,	Over Year
	2024	2023	% Change
INTEREST INCOME
Loans receivable, including fees	$83,403	$74,208	12
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	7,417	5,271	41
Total interest and dividend income	90,820	79,479	14
INTEREST EXPENSE
Deposits	26,134	14,234	84
Borrowings	2,968	2,060	44
Subordinated note	971	971	—
Total interest expense	30,073	17,265	74
NET INTEREST INCOME	60,747	62,214	(2)
PROVISION FOR CREDIT LOSSES	2,476	2,824	(12)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	58,271	59,390	(2)
NONINTEREST INCOME
Service charges and fee income	5,031	5,470	(8)
Gain on sale of loans	4,301	3,423	26
Gain on sale of MSRs	8,215	—	NM
Loss on sale of investment securities, net	(7,847)	—	NM
Earnings on cash surrender value of BOLI	482	448	8
Other noninterest income	797	711	12
Total noninterest income	10,979	10,052	9
NONINTEREST EXPENSE
Salaries and benefits	26,935	27,377	(2)
Operations	6,527	6,335	3
Occupancy	3,374	3,082	9
Data processing	4,016	3,251	24
Loan costs	1,238	1,513	(18)
Professional and board fees	1,811	1,335	36
FDIC insurance	982	1,171	(16)
Marketing and advertising	604	620	(3)
Acquisition costs	—	1,562	(100)
Amortization of core deposit intangible	1,860	1,482	26
Impairment of servicing rights	39	—	NM
Total noninterest expense	47,386	47,728	(1)
INCOME BEFORE PROVISION FOR INCOME TAXES	21,864	21,714	1
PROVISION FOR INCOME TAXES	4,508	4,386	3
NET INCOME	$17,356	$17,328	—
Basic earnings per share	$2.23	$2.23	—
Diluted earnings per share	$2.20	$2.19	—

FS Bancorp Q2 Earnings
July 23, 2024

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	June 30,	March 31,	June 30,
	2024	2024	2023
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.22%	1.14%	1.29%
Return on equity (ratio of net income to average equity) (1)	12.72	12.29	14.74
Yield on average interest-earning assets (1)	6.48	6.30	6.04
Average total cost of funds (1)	2.38	2.21	1.48
Interest rate spread information – average during period	3.33	4.09	4.56
Net interest margin (1)	4.29	4.26	4.66
Operating expense to average total assets (1)	3.26	3.20	3.45
Average interest-earning assets to average interest-bearing liabilities (1)	166.25	144.51	147.90
Efficiency ratio (2)	65.78	66.36	66.52
Common equity ratio (ratio of stockholders' equity to total assets)	9.66	9.36	8.60
Tangible common equity ratio (3)	9.07	8.74	7.88

	For the Six Months Ended
	June 30,	June 30,
	2024	2023
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.18%	1.26%
Return on equity (ratio of net income to average equity) (1)	12.51	14.30
Yield on average interest-earning assets (1)	6.39	5.98
Average total cost of funds (1)	2.30	1.40
Interest rate spread information – average during period	4.09	4.58
Net interest margin (1)	4.27	4.68
Operating expense to average total assets (1)	3.23	3.48
Average interest-earning assets to average interest-bearing liabilities	144.07	146.82
Efficiency ratio (2)	66.07	66.04

	June 30,	March 31,	June 30,
	2024	2024	2023
ASSET QUALITY RATIOS AND DATA:
Nonperforming assets to total assets at end of period (4)	0.39%	0.41%	0.34%
Nonperforming loans to total gross loans (excluding loans HFS) (5)	0.46	0.49	0.39
Allowance for credit losses – loans to nonperforming loans (5)	273.95	260.24	327.75
Allowance for credit losses – loans to total gross loans (excluding loans HFS)	1.26	1.29	1.28

FS Bancorp Q2 Earnings
July 23, 2024

	At or For the Three Months Ended
	June 30,		March 31,		June 30,
	2024		2024		2023
PER COMMON SHARE DATA:
Basic earnings per share	$1.15		$1.07		$1.17
Diluted earnings per share	$1.13		$1.06		$1.16
Weighted average basic shares outstanding	7,688,246		7,703,789		7,637,210
Weighted average diluted shares outstanding	7,796,253		7,824,460		7,746,336
Common shares outstanding at end of period	7,644,463	(6)	7,707,651	(7)	7,641,342	(8)
Book value per share using common shares outstanding	$37.15		$36.06		$32.71
Tangible book value per share using common shares outstanding (3)	$34.66		$33.47		$29.71

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Represents a non-GAAP financial measure. For a reconciliation to the most comparable GAAP financial measure, see “Non-GAAP Financial Measures” below.
(4)	Nonperforming assets consist of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(5)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.
(6)	Common shares were calculated using shares outstanding of 7,742,607 at June 30, 2024, less 98,144 unvested restricted stock shares.
(7)	Common shares were calculated using shares outstanding of 7,805,795 at March 31, 2024, less 98,144 unvested restricted stock shares.
(8)	Common shares were calculated using shares outstanding of 7,753,607 at June 30, 2023, less 112,265 unvested restricted stock shares.

(Dollars in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Linked Quarter	Prior Year Quarter
Average Balances	2024	2023	2024	2023	$ Change	$ Change
Assets
Loans receivable, net (1)	$2,511,326	$2,371,156	$2,487,964	$2,331,978	$140,170	$155,986
Securities available-for-sale, at amortized cost	283,422	265,424	307,417	268,036	17,998	39,381
Securities held-to-maturity	8,500	8,500	8,500	8,500	—	—
Interest-bearing deposits and certificates of deposit at other financial institutions	41,613	63,470	50,563	66,550	(21,857)	(15,987)
FHLB stock, at cost	7,040	4,628	4,607	5,477	2,412	(870)
Total interest-earning assets	2,851,901	2,713,178	2,859,051	2,680,541	138,723	178,510
Noninterest-earning assets	95,930	128,712	94,138	111,693	(32,782)	(17,555)
Total assets	$2,947,831	$2,841,890	$2,953,189	$2,792,234	$105,941	$160,955
Liabilities
Interest-bearing accounts	$1,794,966	$1,681,184	$1,813,865	$1,684,591	$113,782	$129,274
Borrowings	140,964	103,764	121,057	91,619	37,200	29,438
Subordinated notes	49,550	49,484	49,542	49,475	66	67
Total interest-bearing liabilities	1,985,480	1,834,432	1,984,464	1,825,685	151,048	158,779
Noninterest-bearing accounts	637,345	696,270	647,214	658,381	(58,925)	(11,167)
Other noninterest-bearing liabilities	41,785	34,434	42,516	34,436	7,351	8,080
Total liabilities	$2,664,610	$2,565,136	$2,674,194	$2,518,502	$99,474	$155,692

(1) Includes loans HFS.

FS Bancorp Q2 Earnings
July 23, 2024

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release presents non-GAAP financial measures that include tangible book value per share, and tangible common equity ratio. Management believes that providing the Company’s tangible book value per share and tangible common equity ratio is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and facilitates comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. Where applicable, the Company has also presented comparable GAAP information.

These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP book value per share and common equity ratio and the non-GAAP tangible book value per share and tangible common equity ratio is presented below.

(Dollars in thousands, except share and per share amounts)	June 30,	March 31,	June 30,
Tangible Book Value Per Share:	2024	2024	2023
Stockholders' equity (GAAP)	$284,026	$277,932	$249,933
Less: goodwill and core deposit intangible, net	(19,075)	(19,994)	(22,917)
Tangible common stockholders' equity (non-GAAP)	$264,951	$257,938	$227,016

Common shares outstanding at end of period	7,644,463 (1)	7,707,651 (2)	7,641,342 (3)

Book value per share (GAAP)	$37.15	$36.06	$32.71
Tangible book value per share (non-GAAP)	$34.66	$33.47	$29.71

Tangible Common Equity Ratio:
Total assets (GAAP)	$2,941,377	$2,969,705	$2,905,621
Less: goodwill and core deposit intangible assets	(19,075)	(19,994)	(22,917)
Tangible assets (non-GAAP)	$2,922,302	$2,949,711	$2,882,704

Common equity ratio (GAAP)	9.66%	9.36%	8.60%
Tangible common equity ratio (non-GAAP)	9.07	8.74	7.88

_________________________

(1)	Common shares were calculated using shares outstanding of 7,742,607 at June 30, 2024, less 98,144 unvested restricted stock shares.
(2)	Common shares were calculated using shares outstanding of 7,805,795 at March 31, 2024, less 98,144 unvested restricted stock shares.
(3)	Common shares were calculated using shares outstanding of 7,753,607 at June 30, 2023, less 112,265 unvested restricted stock shares.

Contacts:

Joseph C. Adams,

Chief Executive Officer

Matthew D. Mullet,

President/Chief Financial Officer

(425) 771-5299

www.FSBWA.com